Exhibit 10.1
THE GOODYEAR TIRE & RUBBER COMPANY
EXCESS BENEFIT PLAN
     WHEREAS, The Goodyear Tire & Rubber Company previously established an excess benefit plan for the purpose of providing supplemental retirement benefits on an unfunded basis to a select group of management or highly compensated employees eligible to participate in accordance with the terms hereof, as contemplated by Section 201(2) of the Employee Retirement Income Security Act of 1974, as amended;
     NOW, THEREFORE, said excess benefit plan is hereby amended and restated, effective January 1,2000 to provide as follows:
ARTICLE I
DEFINITIONS
     For the purposes hereof, the following words and phrases shall have the meanings indicated:
     1. An “Affiliated Employer” shall mean any employer required to be affiliated with the Company under Section 414(b), (c), or (m) of the Internal Revenue Code of 1986, as amended (“Code”).
     2. The “Company” shall mean The Goodyear Tire & Rubber Company, an Ohio corporation, its corporate successors and the surviving corporation resulting from any merger of The Goodyear Tire & Rubber Company with any other corporation or corporations.
     3. An “Employee” shall mean any person employed by an Employer on a salaried basis and eligible to participate in one of the Retirement Plans.
     4. An “Employer” shall mean the Company and any Affiliated Employer that adopts the Plan as provided in Article VI.

     5. “Plan” shall mean the plan as set forth herein, together with all amendments hereto, which shall be called “The Goodyear Tire & Rubber Company Excess Benefit Plan.”
     6. The “Retirement Plans” shall mean The Goodyear Tire & Rubber Company Salaried Pension Plan, The Goodyear Tire & Rubber Company Retail Pension Plan, and The Goodyear Tire & Rubber Company Supplemental Retirement Benefit Plan for Certain Foreign Nationals, as the same shall be in effect on the date of an Employee’s retirement, death, or other termination of employment.
     7. An “Excess Benefit Employee” shall mean any Employee designated by the Chief Executive Officer of the Company and the Vice President of the Company responsible for Human Resources to receive excess retirement benefits under Article II hereof.
     8. The “Supplementary Plan” shall mean the Goodyear Supplementary Pension Plan, as the same shall be in effect on the date of an Employee’s retirement, death, or other termination of employment.
     All other words and phrases used herein shall have the meanings given them in the Retirement Plans, unless a different meaning is clearly required by the context.
ARTICLE II
EXCESS RETIREMENT BENEFITS
     1. Eligibility. An Excess Benefit Employee who retires, dies, or otherwise terminates employment with an Employer under conditions that make such Excess Benefit Employee or beneficiary eligible for a benefit under the Retirement Plans, and whose benefit under the Retirement Plans is less than such person’s benefit determined under the Retirement Plans, as if the limitations of Code Section 415 and on compensation pursuant to Code Section 401(a)(17) were not in effect, shall be eligible for an excess retirement benefit under the Plan, provided, however, that any Excess Benefit Employee who receives a benefit under the Supplementary Plan shall not be eligible for an excess retirement benefit under the Plan.
     2. Amount of Payment. The monthly excess retirement benefit payable to an Excess Benefit Employee or beneficiary shall be in such amount as is required, when added to the monthly benefit payable (before the reduction applicable to any optional method of payment) to the Employee or beneficiary under the Retirement Plans, to produce an aggregate monthly benefit equal to the monthly benefit which would have been payable (before the reduction applicable to any optional method of payment) to the Excess Benefit Employee or beneficiary under the Retirement Plans, determined as if the limitations of Code Section 415 and on compensation pursuant to Code Section 401(a)(17) were not in effect. All payments shall be made by the Employer of the Excess Benefit Employee from its general assets. The terms of payment of the excess retirement benefit shall be identical to those specified in the Retirement Plans for the type of payment the Excess Benefit Employee or beneficiary receives under the Retirement Plans.
ARTICLE III
OPTIONAL METHODS OF PAYMENT
     1. If one of the optional methods of payment, whether automatic or selected by the Employee, is applicable to the benefit payable to the Employee or beneficiary under the Retirement Plans, then payment of any excess retirement benefit hereunder shall be made in accordance with such option unless a valid election exists under Section 2 of this Article III. The amount of the excess retirement benefit payable to an Employee or beneficiary shall be reduced to reflect any such optional method of payment. In making the determination and reductions provided for in this Article III, the Company may rely upon calculations made by the independent actuaries for the Retirement Plans, who shall apply the factors then in use for such purpose in connection with the Retirement Plans.
     2. Effective January 1, 2000, an Employee may have the excess retirement benefit paid in a different optional method of payment than the method that the benefit from any of the Retirement Plans is paid if the employee has a valid election in place. An Employee has a valid election in place if the Employee has filed a written election with the Manager of Pensions and Insurance Operations electing the method of payment for the excess retirement benefit to be paid at least 12 months prior to termination. If the Employee files an election less than twelve (12) months prior to termination, then the method of payment of the excess retirement benefit will be paid pursuant to the last valid election on file, and if no valid election is on file, then the excess retirement benefit will be paid in the same form of payment as the benefit under the Retirement Plans is paid.
ARTICLE IV
ADMINISTRATION
     The Plan is a plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. Accordingly, the Plan shall be construed and administered in the manner appropriate to maintain the Plan’s status as such under the Act. To the extent that the Act applies to the Plan, the Company shall be the “named fiduciary” of and the “plan administrator” of the Plan. The Company shall be responsible for the general administration of the Plan and for carrying out the provisions hereof. The Employers shall be responsible for making any required benefit payments under the Plan. The Company shall have the sole and absolute authority and power to administer and carry out the provisions of the Plan, except that the Employers shall make any required benefit payments hereunder; to determine all questions relating to eligibility for and the amount of any benefit hereunder and all questions pertaining to claims for benefits and procedures for claim review; to resolve all other questions arising under the Plan, including any questions of construction; and to take such further action as the Company shall deem advisable in the administration of the Plan. All actions taken and decisions made by the Company hereunder be final and binding upon all interested parties.
ARTICLE V
AMENDMENT AND TERMINATION
     The Company reserves the right in its sole and absolute discretion to amend or terminate the Plan at any time by action of its Board of Directors; provided, however, that no such action shall adversely affect the right of any Employee or beneficiary to any excess retirement benefit determined under the provisions of the Plan previously in effect for any period of time that the Employee was an Excess Benefit Employee or the right of any Employee or beneficiary who is then receiving excess retirement benefit payments hereunder, unless an equivalent benefit is provided under the Retirement Plans or another Company plan.
ARTICLE VI
ADOPTION BY AFFILIATED EMPLOYERS
     Any Affiliated Employer that at the time is not an Employer hereunder may adopt the Plan and become an Employer hereunder by action of its Board of Directors and by filing written notice thereof with the Company. Each Employer other than the Company shall have the right to withdraw from the Plan by action of its Board of Directors and by filing written notice thereof with the Company, in which event the Employer shall cease to be an Employer for purposes of the Plan; provided, however, that no withdrawal shall affect the right of any Employee or beneficiary to any excess retirement benefit for any period of time that the Employee was an Excess Benefit Employee or the right of any Employee or beneficiary who is then receiving excess retirement benefit payments hereunder, unless an equivalent benefit is provided under the Retirement Plans or another plan.
ARTICLE VII
MISCELLANEOUS
     1. Non-Alienation of Retirement Rights or Benefits. No Employee and no beneficiary of an Employee shall encumber or dispose of such person’s right to receive any payments hereunder. Payments hereunder, or the right thereto, are expressly declared to be non-assignable and non-transferable. If an Employee or beneficiary attempts to assign, transfer, alienate, or encumber the right to receive any payment hereunder or permits the same to be subject to alienation, garnishment, attachment, execution, or levy of any kind, then thereafter during the life of such Employee or beneficiary, and also during any period in which any Employee or beneficiary is incapable in the judgment of an Employer of attending to personal financial affairs, any payments which an Employer is required to make hereunder may be made, in the sole and absolute discretion of the Employer, either directly to such Employee or beneficiary or to any other person for the use or benefit of such Employee or beneficiary or that of such person’s dependents, if any, including any person furnishing goods or services to or for the use or benefit of such Employee or beneficiary or the use or benefit of such person’s dependants, if any. Each such payment may be made without the intervention of a guardian, the receipt of the payee shall constitute a complete acquittance to the Employer with respect thereto, and the Employer shall have no responsibility for the proper application thereof.
     2. Plan Non-Contractual. Nothing herein contained shall be construed as a commitment or agreement on the part of any person employed by an Employer to continue employment with the Employer, and nothing herein contained shall be construed as a commitment on the part of an Employer to continue the employment, the annual rate of compensation, or any term or condition of employment of such person for any period, and all Employees shall remain subject to discharge to the same extent as if the Plan had never been put into effect.
     3. Interest of Employee an Unfunded, Unsecured Promise. The provision of this paragraph 3 shall apply notwithstanding any other provision of the Plan to the contrary. All benefits payable under the Plan are payable solely from an Employer’s general assets. The obligation of an Employer under the Plan to provide an Employee or beneficiary a benefit is solely the unfunded, unsecured promise of the Employer to make payments as provided herein. No person shall have any interest in, or a lien or prior claim upon, any property of an Employer with respect to such benefits greater than that of a general creditor of the Employer.
     4. Status at Retirement Controlling. No Employee or beneficiary shall be eligible for an excess retirement benefit under the Plan unless such Employee is an Excess Benefit Employee (as defined in paragraph 7 of Article I) on the date of such Employee’s retirement, death, or other termination of employment.
     5. Claims of Other Persons. The provisions of the Plan shall in no event be construed as giving any person, firm, or corporation any legal or equitable right as against any Employer, its officers, employees, or directors, except any such rights as are specifically provided for in the Plan or are hereafter created in accordance with the terms and provisions of the Plan.
     6. Absence of Liability. No member of the Board of Directors of any Employer nor any officer of any Employer shall be liable for any act or action hereunder, whether of commission or omission, taken by any other member, or by an officer, agent, or employee, or, except in circumstances involving his bad faith, for anything done or omitted to be done by himself.

     7. No Competition. The right of any Employee or beneficiary to an excess retirement benefit will be terminated, or, if payment thereof has begun, all further payments will be discontinued and forfeited in the event such Employee (i) at any time subsequent to the effective date wrongfully discloses any secret process or trade secrets of the Company or any Affiliated Employer, or any of the Company’s subsidiaries, or (ii) engages, either directly or indirectly, as an officer, trustee, employee, consultant, partner, or substantial shareholder, on his own account or in any other capacity, in a business venture that within the ten-year period following his retirement the Company’s Board of Directors reasonably determines to be competitive with the Company’s or any of its Affiliated Employers, or any of the Company’s subsidiaries, to a degree materially contrary to the best interests of the Company or any of its Affiliated Employers, or any of the Company’s subsidiaries.
     8. Severability. The invalidity or unenforceability of any particular provision of the Plan shall not effect any other provision hereof, and the Plan shall be construed in all respects as if such invalid or unenforceable provision were omitted herefrom.
     9. Governing Law. The provisions of the Plan shall be governed by and construed in accordance with the laws of the State of Ohio.
     Executed this 21st day of December, 2000.

THE GOODYEAR TIRE & RUBBER COMPANY

By:	/s/ WJ Fish

Title: Senior Vice President

ATTEST:

By:	/s/ PA Kemph

Title: Assistant Secretary

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